Exhibit 99.1

Contact: Liz Sharp, VP Investor Relations

American Outdoor Brands Corporation

(413) 747-6284

lsharp@aob.com

Anita Britt Joins Board of American Outdoor Brands Corp.

Company Also Announces Conditional Redemption Of Its 5.000% Senior Notes Due 2018

SPRINGFIELD, Mass., February 6, 2018 — American Outdoor Brands Corporation (NASDAQ Global Select: AOBC), one of the world’s leading providers of firearms and quality products for the shooting, hunting, and rugged outdoor enthusiast, today announced that Anita Britt has joined the company’s board of directors and will serve on the Audit Committee.

Ms. Britt has over 20 years of experience in the consumer products industry. She most recently served as Chief Financial Officer for Perry Ellis International Inc., a publicly traded apparel and accessories business with annual revenues of approximately $900 million. Ms. Britt played a strategic role in the overall management of the company during an 8-year tenure from which she retired in 2017. Prior to Perry Ellis International, she served as Executive Vice President and Chief Financial Officer of retailer Urban Brands, and earlier as Executive Vice President, Finance for Jones Apparel Group, Inc.

Ms. Britt earned a B.S. degree in Accounting from Pennsylvania State University and began her career at Coopers & Lybrand. She is a Certified Public Accountant and a member of the American Institute of Certified Public Accountants, the Pennsylvania Institute of Certified Public Accountants, as well as the National Association of Corporate Directors. Ms. Britt also serves on the Board of Trustees of St. Thomas University.

Barry Monheit, Chairman of the Board of American Outdoor Brands Corporation, said, “Anita is an accomplished financial executive with extensive consumer retail experience in numerous well-known and respected brands. Her financial acumen, combined with her leadership experience in all aspects of corporate financial management, will be a tremendous asset to our board of directors and our Audit Committee.”

The company also announced that it intends to redeem its 5.000% Senior Notes with a principal amount of $75 million due in 2018. The redemption price will be equal to 100.00% of the principal value plus accrued and unpaid interest on March 8, 2018. Upon such redemption, the holders of the Senior Notes would also receive accrued and unpaid interest on the Senior Notes to the redemption date. The redemption is conditioned upon the closing of a new $75 million notes offering prior to the redemption date. The new notes will be issued to several existing noteholders and will have nearly identical terms as the redeemed notes but with an expected maturity in August 2020. The company reserves the right to waive the condition in its sole discretion.

About American Outdoor Brands Corporation

American Outdoor Brands Corporation (NASDAQ Global Select: AOBC) is a provider of quality products for shooting, hunting, and rugged outdoor enthusiasts in the global consumer and professional markets. The Company reports two segments: Firearms and Outdoor Products & Accessories. Firearms manufactures handgun long gun, and suppressor products sold under the Smith & Wesson®, M&P®, Thompson/Center Arms™, and Gemtech® brands as well as provides forging, machining, and precision plastic injection molding services. Outdoor Products & Accessories provides shooting, hunting, and outdoor accessories, including reloading, gunsmithing, and gun cleaning supplies, tree saws, vault accessories, knives, laser sighting systems, tactical lighting products, and survival and camping equipment. Brands in Outdoor Products & Accessories include Smith & Wesson®, M&P®, Thompson/Center Arms™, Crimson Trace®, Caldwell® Shooting Supplies, Wheeler® Engineering, Tipton® Gun Cleaning Supplies, Frankford Arsenal® Reloading Tools, Lockdown® Vault Accessories, Hooyman® Premium Tree Saws, BOG POD®, Golden Rod® Moisture Control, Schrade®, Old Timer®, Uncle Henry®, Imperial®, Bubba Blade®, and UST®. For more information on American Outdoor Brands Corporation, call (844) 363-5386 or log on to www.aob.com.

Safe Harbor Statement

Certain statements contained in this press release may be deemed to be forward-looking statements under federal securities laws, and we intend that such forward-looking statements be subject to the safe-harbor created thereby. Such forward-looking statements include, but are not limited to, statements regarding our intention to redeem all of the outstanding principal amount of the Senior Notes, and the closing of a new $75 million notes offering prior to the redemption date. We caution that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by such forward-looking statements. Such factors include the state of the U.S. economy in general and the firearm industry in particular; general economic conditions and consumer spending patterns; and other risks detailed from time to time in our reports filed with the SEC, including our Annual Report on Form 10-K for the fiscal year ended April 30, 2017.